EXHIBIT 99.1




                                                  October 16, 2002


FOR IMMEDIATE RELEASE
CONTACT: Laura Ulbrandt (212) 460-1900


              LEUCADIA NATIONAL CORPORATION ANNOUNCES INVESTMENT IN
                        WILTEL COMMUNICATIONS GROUP, INC.


NEW YORK, NEW YORK - Leucadia National Corporation (NYSE and PCX: LUK) announced today that it has acquired 44% of the outstanding equity of WilTel Communications Group, Inc., a newly formed Nevada corporation that emerged today from the chapter 11 bankruptcy proceedings of Williams Communications Group, Inc. ("Old WCG"). The aggregate purchase price of $330 million, in the form of irrevocable letters of credit, has been deposited into escrow pending receipt of requisite regulatory approval from the Federal Communications Commission ("FCC").

The WilTel stock was acquired by Leucadia under Old WCG's chapter 11 Restructuring Plan pursuant to a claims purchase agreement with The Williams Companies, Inc. and an investment agreement with Old WCG. The Plan, which became effective on October 15, 2002, was consummated under special temporary authority granted by the FCC. WilTel expects requisite approvals will be received from the FCC prior to the end of this year; at such time the purchase price will be released from escrow. Upon receipt of requisite approvals from the FCC, Leucadia will account for this investment under the equity method of accounting.

Leucadia has appointed four members (including Ian M. Cumming and Joseph S. Steinberg, Leucadia's Chairman and President, respectively) to the newly constituted board of directors of WilTel and has entered into a stockholders agreement with WilTel pursuant to which Leucadia has agreed to certain restrictions on its ability to acquire or sell WilTel stock.

Leucadia National Corporation is a holding company engaged in a variety of businesses, including banking and lending (principally through American Investment Bank, N.A.), manufacturing (through its Plastics Division), winery operations, real estate activities, development of a copper mine (through its 72.8% interest in MK Gold Company) and property and casualty insurance and reinsurance. The Company also currently has equity interests of more than 5% in the following domestic public companies: AmeriKing, Inc. (6.8%), Carmike Cinemas, Inc. (11.1%), GFSI Holdings, Inc. (6.9%), Jackson Products, Inc. (8.8%) and Jordan Industries, Inc. (10.1%).

This press release may contain "forward-looking statements" as defined by federal law. Although the Company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update those statements to reflect actual results, changes in assumptions and other factors. The forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those projected. Those factors include WilTel's ability to obtain requisite FCC approvals. Additional information that could lead to material changes in performance is contained in filings with the Securities and Exchange Commission made by the Company.


















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